Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 871-8400
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the First Quarter of Fiscal Year 2011

DETROIT, July 27, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) recorded net sales of $130.0 million during the first quarter of Fiscal 2011 compared to $48.1 million during the first quarter of Fiscal 2010. During the first quarter of Fiscal 2011, the sales of Caraco-owned products were $2.9 million, as compared to $13.1 million during the corresponding period of Fiscal 2010, while the sales of distributed products during the first quarter of Fiscal 2011 were $127.1 million, as compared to $35.0 million during the corresponding period of Fiscal 2010. Caraco earned a gross profit of $9.5 million during the first quarter Fiscal 2011, as compared to incurring a gross loss of $3.6 million during the corresponding period of Fiscal 2010. The gross loss in the first quarter of Fiscal 2010 was, in large part, due to a reserve of $8.4 million created by the Company, for  the inventory seized by the FDA. The Company earned pre-tax income of $1.9 million during the first quarter of Fiscal 2011, as compared to incurring a pre-tax loss of $14.4 million during the corresponding period of Fiscal 2010. Pre-tax income in the first quarter of Fiscal 2011 is higher due to increased sales of certain distributed products. The sales of such products at these levels are not expected to continue in future periods. Caraco earned net income of $1.2 million during the first quarter of Fiscal 2011, as compared to incurring a net loss of $9.4 million during the corresponding period of Fiscal 2010. The Company generated cash from operations in the amount of $3.3 million during the first quarter of Fiscal 2011, as compared to generating cash from operations in the amount of $1.4 million during the corresponding period of Fiscal 2010.

Selling, general and administrative (“SG&A”) expenses during the first quarter of Fiscal 2011 were $5.8 million, as compared to $3.7 million during the corresponding period of Fiscal 2010, representing an increase of 60%. SG&A expenses were higher during Fiscal 2011 as the Company recorded additional expenses primarily related to professional consultation fees pertaining to FDA issues. SG&A expenses, as a percentage of net sales decreased to 4% for the first quarter of Fiscal 2011, as compared to 8% for the corresponding period of Fiscal 2010. The lower percentage of SG&A is mainly due to the higher sales in the current period versus the corresponding period last year.

Total R&D expenses incurred for the first quarter of Fiscal 2011 were $2.1 million, as compared to $7.1 million during the corresponding period of Fiscal 2010. Although R&D expenses have decreased in the current period due to the focus of the Company on remediating FDA concerns, they are likely to increase once the Company refocuses on new product filings and approvals with the FDA.

Caraco filed two ANDAs relating to two products with the FDA during the first quarter of Fiscal 2011. The total number of ANDAs pending approval by the FDA as of June 30, 2010 was 33 (including four tentative approvals) relating to 29 products.

The Company has been actively working with cGMP consultants towards the resumption of manufacturing activities at its Michigan facilities. These consultants were appointed by the Company in accordance with the previously disclosed Consent Decree, which the Company entered into with the FDA on September 29, 2009. The FDA approved the Company’s work plan on March 17, 2010, and the Company is in the process of implementing the corrective actions and remedial measures as stipulated in the work plan. On June 24, 2010, the FDA notified Caraco that its protocol for third party cGMP certification, detailing the activities to be conducted by the cGMP experts, was acceptable. Caraco's cessation of manufacturing operations will continue until it receives written notification from independent experts and the FDA that it is in compliance with the Consent Decree and regulations and can resume operations. Caraco intends to continue to work with the FDA to resolve its concerns as effectively and expeditiously as possible. However, there is no assurance that the steps being taken will be successful or result in resolution of the FDA complaint.

On June 25, 2010 the FDA released certain previously seized raw materials which had been opened solely for the purpose of sampling.

This press release should be read in conjunction with Caraco’s annual report on Form 10-Q which will provide more detailed information on the results for the first quarter of Fiscal 2011.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,
	2010	2009

Net sales	$130,028,760	$48,070,016
Cost of goods sold	120,487,714	51,679,584

Gross profit (loss)	9,541,046	(3,609,568)

Selling, general and administrative expenses	5,839,240	3,659,211
Research and development costs	2,119,099	7,085,135

Operating income (loss)	1,582,707	(14,353,914)

Other income (expense)
Interest expense	(198,264)	(130,950)
Interest income	498,607	104,455
Loss on sale of equipment	-	(114,272)
Other income	-	46,298
Other income (expense) - net	300,343	(94,469)

Income (loss) before income taxes	1,883,050	(14,448,383)
Income tax expense (benefit)	673,282	(5,025,332)

Net income (loss)	$1,209,768	$(9,423,051)

Net income (loss) per common share
Basic	$0.03	$(0.25)
Diluted	$0.03	$(0.25)

Weighted number of shares
Basic	39,090,194	37,547,864
Diluted	40,468,694	37,547,864